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EXHIBIT 23





Consent of Independent Certified Public Accountants




     We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-3 (No. 33-50947, No. 33-53136 and No.33-48756) of Carnival Corporation of our report dated January 15, 1997 appearing on page 37 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
February 25, 1997